Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BROOKFIELD PROPERTY REIT INC.

Brookfield Property REIT Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.

This certificate of amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 27, 2018 (the “Charter”).

2.	Paragraph (b) of Subsection (2) of Section C of Article IV of the Charter is hereby amended to read in its entirety as follows:

(b) Class B Stock and Class C Stock. Except as expressly provided herein (including, without limitation, the last sentence of paragraph (c) of this subsection (2)), (A) each holder of shares of Class B Stock will be entitled to one (1) vote for each share thereof held at the Record Date for the determination of the stockholders entitled to vote on any matter and (B) each holder of shares of Class C Stock will be entitled to one (1) vote for each share thereof held at the Record Date for the determination of the stockholders entitled to vote on any matter.

3.	All other provisions of the Charter remain in full force and effect.

4.	The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law, as amended.

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Secretary

DATED: August 28, 2018

[Signature Page to Certificate of Amendment of

Third Amended and Restated Certificate of Incorporation]